Exhibit 99.1

Contact:	Chip Keeling T 502-627-4999 F 502-627-3629

May 25, 2011

EPA-Mandated Environmental Changes Force LG&E, KU to Request Cost Recovery
$2.5 Billion in Upgrades Expected at Coal-fired Plants

(LOUISVILLE, Ky.) – In order to achieve compliance with new and pending mandated federal Environmental Protection Agency regulations, Louisville Gas and Electric Company and Kentucky Utilities Company announced today that they plan to request approval to install environmental upgrades for their coal-fired plants along with the recovery of the expected $2.5 billion in costs.

The companies’ environmental cost recovery plans (ECR) and certificates of public convenience and necessity (CPCN) , to be filed with the Kentucky Public Service Commission June 1, will detail the upgrades required to meet the impending regulations.

LG&E will request $1.4 billion to modernize the flue gas desulfurization systems, better known as scrubbers, at the Mill Creek generating station as well as install fabric-filter baghouse systems for increased particulate and mercury control on all units at Mill Creek and for Unit 1 at Trimble County. The impact on LG&E’s electric customers is estimated to be an increase of 2.3 percent in 2012, growing to an increase of 19.2 percent in 2016.  For an LG&E residential electric customer using 1,000 kWh of energy per month, this increase will equate to an estimated initial impact on their bills in 2012 of $1.96 per month, with an estimated impact of $16.33 per month by 2016.

KU will also request approximately $1.1 billion for upgrades that include fabric-filter baghouse systems for increased particulate and mercury control on all units at Brown and Ghent generating stations and the conversion of a wet storage facility to a dry landfill at the Brown generating station. The impact on KU’s customers is estimated to be an increase of 1.5 percent in 2012, growing to an increase of 12.2 percent in 2016.  For a KU residential customer using 1,000 kWh of energy per month, this increase will equate to an estimated initial impact on their bills in 2012 of $1.13 per month. This will gradually increase to about $9.46 per month by 2016.

“While we have long been a leader in our industry for environmental stewardship, the latest federal EPA regulations significantly tighten the requirements, adding a large financial burden on the company and our customers. Our ECR plan details the many upgrades we will make to some of our coal-fired generating stations to continue to be compliant. In addition, we have already notified the commission that the cost of these requirements will likely force the retirement of three plants and we must replace the lost energy supplied by those plants, further increasing costs to our customers,” said Paul W. Thompson, senior vice president of energy services for LG&E and KU. “While costs continue to increase as a result of the federal EPA regulations, we are committed to providing our customers a secure energy supply in the least-cost manner. We have carefully studied the options to meet the stricter regulations and have developed a compliance plan that will least impact our customers and the Commonwealth.

“With half of the nation’s energy coming from coal, the majority of utilities across the country will be vying for the same labor and materials,” added Thompson. “We would not be surprised if the stringency of the regulations, along with the compressed timeline, lead to unforeseen challenges and escalated costs above estimates we’ve made to date.”

In addition to LG&E and KU’s ECR filing, the companies are still evaluating how to replace the lost energy in the event they must retire the Cane Run, Green River and Tyrone stations. Currently, it’s estimated to cost up to an additional $800 million as an initial solution to replace lost generation. The company expects to have a decision on the replacement energy by July and then it will need regulatory approval of its recommendation. The additional impact on LG&E customers could be as much as 5 percent while the additional impact on KU customers could be another 2 percent. The total impact from these EPA air regulations on LG&E customers could be as much as 24 percent, while the impact on KU could be as much as 14 percent.

The companies expect the KPSC to rule on the ECR and the CPCN new environmental controls in approximately six months.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve a total of 1.2 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 321,000 natural gas and 397,000 electric customers in Louisville and 16 surrounding counties. Kentucky Utilities serves 546,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.